AMW
PUBLIC RELATIONS

. STATEMENT OF WORK & CONTRACT

13 ML

June ~~10~~ 13, 2019

Dear Michael Caetano,

We are pleased to confirm our agreement under which Fortem Resources Inc. will retain AMW Public Relations Inc. for public relations services for $18,000 per month for an initial contract period of 6 (six) months. This agreement shall commence on June 10, 2019 and continue in force and effect until December 10, 2020.

As part of our public relations services, we will seek to publicize Fortem Resources, executive leadership for Fortem Resources, the opportunity they present for investors, their investments as well as all events, projects and partnerships in a positive and constructive way. We will seek exposure through media outlets in all appropriate markets.

Our agreement will abide to the following terms:

Services. AMW shall provide Fortem Resources with counsel and services ("Services"). These Services shall include but not be limited to story development, executive preparation for media interaction, news release writing, liaising with Fortem Resources vendors relating to marketing efforts, including logistics, and direct distribution to media, proactive media targeting in Canada and the U.S. with a focus on targets that reach investors, media monitoring and analysis and all related activities. Outlets include TV, online outlets, newspapers, radio and blogs, and any appropriate trade publications. We will also provide you with counsel and guidance to enhance your image and provide you with all services outlined in our prior discussions, e-mails and our proposal.

Provision of Services. AMW PR shall provide the Services within the time period specified (including after hours work) and in accordance with normal and reasonable prevailing industry standards and practices for the performance of similar Services. In addition, AMW PR shall comply with all applicable laws, requirements and regulations in Canada and the U.S., in the course of performance of the Services.

Personnel. AMW PR has, and will engage, employees with the proper skill, training and experience to provide the Services.

Expenses. Fortem Resources shall reimburse AMW PR for all out-of-pocket expenses incurred by AMW PR in performing the Services. Any expense greater than $1,000 individually or $2,000 in aggregate must pre-approved by the Fortem Resources

Payment. Beyond the initial 3-month period where the fee is paid in advance, AMW PR shall provide Fortem Resources with a monthly invoice for the fees and expenses from the month before at the beginning of each contract month.

Termination. Either party may terminate this Agreement by providing the other party with 30 days' written notice after an initial 90-day period. In addition, either party may immediately terminate this Agreement if the other party becomes insolvent; is unable to pay its debts as they mature; is the subject of a petition in bankruptcy, insolvency or similar laws; makes an assignment for the benefit of creditors, or is named in, or its property is subjected to, a suit for the appointment of a receiver; or is dissolved or liquidated. The respective rights and duties of the parties shall continue in full force and effect during the notice period and Fortem

Resources shall be obligated to pay AMW PR's fees and expenses (as set forth below) through the termination date. Upon expiration or termination of this Agreement, Fortem Resources shall: (i) pay or reimburse AMW PR for any expenses incurred or non-cancelable expenses committed to be incurred; and (ii) pay AMW PR's fees for the Services actually rendered through the termination date. Termination or expiration of this Agreement shall not affect the rights or obligations of either party that have accrued to the benefit of the other party prior to such termination or expiration.

Confidentiality. Each party shall use reasonable efforts to keep confidential all information and materials so designated by the other party and to limit access to such information and materials to those with a need to know for purposes of performing this Agreement. Notwithstanding the foregoing, each party acknowledges that information and materials shall not be deemed confidential for the purposes of this Agreement if such information and materials: (i) enter the public domain through no wrongful act or breach of any obligation of confidentiality on the receiving party's part; (ii) are, at the time of disclosure, lawfully known to the receiving party without restriction on disclosure; (iii) are independently developed or obtained by the receiving party without breach of this Agreement; (iv) are required to be disclosed by law or applicable legal process, provided prior notice is given to the disclosing party so that such party may take steps to prevent or limit such disclosure; or (v) are authorized for release by written authorization of the disclosing party. For purposes of this Agreement, information that is confidential shall include, but not be limited to: all information and other data in any media whatsoever that relates to Fortem Resources' past, current or future products, research, discovery, development, tests, test results, clinical trials, procedures, inventions, ideas, processes, databases, techniques, designs and other technical data, any other intellectual property, software, and software documentation, as well as all other information and other data that relates in any way to any of Fortem Resources' past, existing, proposed or budgeted manufacturing, marketing, management, information technology, finances, administration, sales, distribution, undertakings, contracts or agreements. This confidentiality provision shall survive expiration or termination of this Agreement for a period of five (5) years.

At such time as Fortem Resources may request, and upon expiration or termination of this Agreement, AMW PR shall promptly deliver to Fortem Resources (i) all Confidential Information of Fortem Resources provided to AMW PR under this Agreement; (ii) all drawings, documents, write-ups, notes and other tangible manifestations or other materials (collectively, "Materials") related to Confidential Information, and (iii) Materials related to the Services created by AMW PR pursuant to this Agreement, including all copies and reproductions thereof, with the exception of one copy of such material, which may be retained by AMW PR solely for archival purposes.

Intellectual Property. Fortem Resources is and shall remain the exclusive owner of all Confidential Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein.

AMW PR shall remain the exclusive owner of all templates, manuals, processes, methodologies, programs and other materials and proprietary property owned, used, invented, developed or licensed by AMW PR. No license or conveyance of such rights is granted or implied to Fortem Resources by or under this Agreement. In addition, AMW PR shall remain the exclusive owner of all target lists, distribution lists and communications logs involving names and/or contact information of journalists, analysts, fund managers and any other target audience members created by AMW PR for use in providing the Services covered under this Agreement. No license or conveyance of such rights is granted or implied to Fortem Resources by or under this Agreement.

Promotion. Fortem Resources agrees that AMW PR may use Fortem Resources' name and logo in AMW PR's capabilities presentation and on AMW PR's website as part of a list of the firm's clients. In addition, Fortem Resources agrees that AMW PR may use the following items for promotion of the Fortem Resources /AMW PR relationship: a news release or news brief for posting to AMW PR's website, distribution via email and/or Twitter; and a brief written testimonial from one of Fortem Resources 's executives. AMW PR will use these items only after obtaining Fortem Resources 's prior written approval of the content. If AMW PR

provides Fortem Resources with items for approval and Fortem Resources doesn't respond within seven (7) days, Fortem Resources 's non-action will be construed as approval of the content for AMW PR's use.

Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada. Fortem Resources hereby submits to the exclusive jurisdiction of the Province of Ontario, Canada.

Assignment. Neither party may assign this Agreement or any rights or obligations hereunder, whether directly or indirectly, without the prior written consent of the other party, provided, however, that AMW PR may elect to engage subcontractors relating to the performance of its Services hereunder, provided that AMW PR shall remain liable for the performance of such Services. Either party may assign this Agreement to a successor entity by way of merger, sale, reorganization or otherwise without such prior written consent.

Exchange Approval. The parties hereto acknowledge and agree that this Agreement and all the provisions and obligations hereunder are subject to and conditional upon the prior written approval by the TSX Venture Exchange (the "**TSXV**"). As part of the TSXV approval process, AMW PR agrees to provide a Personal Information Form or Declaration, as applicable, and any other information reasonably required by the TSXV to the TSXV following execution of this Agreement.

By execution of this retainer, you hereby also agree to indemnify, hold harmless and defend us against liability whatsoever, based upon utilization of any information by you to us, which we have permission to use.

Please sign a copy of this agreement and return it to us. We look forward to a long, mutually productive relationship.

Accepted and agreed this 10th day of June, 2019 by:

Adam Weiss, Founder & CEO, AMWPR

Michael Caetano, Chief Operating Officer, Fortem Resources Inc.